Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President — Finance and Treasurer	Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408
LIZ CLAIBORNE INC. REPORTS 2nd QUARTER AND FIRST HALF RESULTS
•	Reports Q2 GAAP Loss per Share from Continuing Operations of ($0.92) and Adjusted Loss Per Share of ($0.19)

•	Reports Total Debt of $590 Million, a $128 Million Decrease Compared to Q2 2009

•	Achieves SG&A Expense Levels Well Below Expectations

•	Generates Continued Improvement in Key Working Capital Metrics
New York, NY — August 5, 2010 — Liz Claiborne Inc. (NYSE:LIZ) today announced earnings for the second quarter of 2010. For the second quarter of 2010 and on a GAAP basis, the loss per share from continuing operations was ($0.92) compared to a loss per share from continuing operations of ($0.82) for the second quarter of 2009.
Adjusted loss per share from continuing operations for the second quarter was ($0.19), compared to an adjusted loss per share from continuing operations of ($0.49) for the second quarter of 2009 (inclusive of income (loss) of $0.13 per share in the second quarter of 2010 and ($0.05) in the second quarter of 2009, resulting from the impact of changes in foreign currency exchange rates on our eurobond). Net sales for the second quarter were $570 million, a decrease of $105 million, or 15.5%, from the comparable 2009 period. Excluding the impact of a $33 million decrease in net sales of the Liz Claiborne family of brands resulting from the transition to the licensing models under the JCPenney and QVC arrangements, net sales decreased $72 million, or 10.6%.
For the first half of 2010, the Company recorded a loss from continuing operations of ($150) million, or ($1.59) per share, compared to a loss from continuing operations in 2009 of ($162) million, or ($1.72) per share. Adjusted loss per share from continuing operations in the first half of 2010 was ($0.57) compared to an adjusted loss per share from continuing operations of ($0.85) in 2009 (inclusive of income (loss) of $0.26 per share in the first half of 2010 and ($0.01) per share in the first half of 2009, resulting from the impact of changes in foreign currency exchange rates on our eurobond). Net sales for the first half of 2010 were approximately $1.178 billion, a decrease of $272 million, or 18.7%, from the comparable 2009 period. Excluding the impact of an $85 million decrease in net sales of the Liz Claiborne family of brands resulting from the transition to the licensing models under the JCPenney and QVC arrangements, net sales decreased $187 million, or 12.9%.
The adjusted results for the second quarter and first half of 2010 and 2009 exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, non-cash impairment charges and non-cash write-offs of debt issuance costs. The Company believes that the adjusted results for the second quarter and first half of 2010 and 2009 represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to the adjusted results. Unless otherwise noted, references to loss from continuing operations, net loss and adjusted loss from continuing operations and associated per share amounts refer to such amounts attributable to Liz Claiborne Inc., which excludes amounts associated with noncontrolling interests.
William L. McComb, Chief Executive Officer of Liz Claiborne Inc., said: “Our operating results in the second quarter were in-line with the guidance we provided in May. We were pleased to see improved gross margins at Juicy Couture, kate spade and Partnered Brands in the quarter. As expected, Lucky Brand posted significant comp store sales declines as the new management team prepared our 230 stores for a re-launch this Fall by clearing inventory at very low average unit retail prices. At the same time, Mexx Europe posted considerable losses in the quarter—en route to its own product re-launch this Fall as well, orchestrated by a new management team. We also recently announced that we are exiting our Liz Claiborne branded outlet stores in the United States and Puerto Rico and expect this action to eliminate the meaningful operating losses generated by these stores when this action is anticipated to be completed by early 2011.”
Mr. McComb continued, “During the quarter, we continued to strengthen our balance sheet which reflects total debt of $590 million, a $128 million decrease compared to the second quarter of 2009. Our inventories are in excellent shape, as evidenced by the 20% reduction in the quarter compared to last year. We also saw a continuation of the positive trend in expense management as we once again achieved expense levels well below expectations. Cash flow from continuing operating activities was $150 million for the latest twelve months, including the receipt of $168 million in net income tax refunds, resulting in availability of $195 million under our revolving credit facility at the end of the quarter.”
Mr. McComb concluded, “Looking forward, we continue to expect a meaningful improvement in second half operating results compared to the year ago period, although we remain cautious about the consumer given overall economic conditions. We have the product, inventory, and marketing initiatives that should enable us to post growth in sales and margin at Juicy, Lucky and kate spade. In our Partnered Brands segment, product associated with the new Liz Claiborne brand franchise licensing models with JCPenney and QVC hits the market this month and we are optimistic about how it will perform. Finally, at Mexx Europe, overall wholesale bookings for the fourth quarter were up slightly compared to last year, and we eagerly await consumer feedback on the new product assortments arriving in Mexx Europe retail stores this month.”
The Company will sponsor a conference call at 10:00 am EDT today to discuss its results for the second quarter of 2010. The dial-in number is 1-888-694-4676 with pass code 90254439. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-Q for the second quarter of 2010, filed with the Securities and Exchange Commission.
2010 Second Half Guidance
On today’s conference call and associated slide presentation, we will be discussing second half 2010 adjusted guidance for net sales, gross margin, SG&A, operating income and EPS and will also provide additional perspective on the key drivers of these metrics.

SECOND QUARTER RESULTS
Overall Results
Net sales from continuing operations for the second quarter of 2010 were $570 million, a decrease of $105 million, or 15.5% from the second quarter of 2009, reflecting decreases in all of our segments. The impact of changes in foreign currency exchange rates in our international businesses was immaterial.
Gross profit as a percentage of net sales was 49.5% in the second quarter of 2010 compared to 47.6% in the comparable 2009 period, principally reflecting increased gross profit rates in our Domestic-Based Direct Brands and Partnered Brands segments and an increased proportion of sales from our Domestic-Based Direct Brands segment, which runs at a higher gross profit rate than the Company average, partially offset by a decreased gross profit rate in our International-Based Direct Brands segment.
Selling, general & administrative expenses (“SG&A”) were $366 million, or 64.3% of net sales in the second quarter of 2010, compared to $382 million, or 56.6% of net sales in the second quarter of 2009. The increase in SG&A as a percentage of net sales was primarily due to the decrease in net sales in the second quarter compared to last year. The $16 million decrease in SG&A primarily reflecting the following:
•	a $22 million decrease associated with our Partnered Brands segment and corporate SG&A;

•	a $12 million decrease associated with our International-Based Direct Brands segment;

•	a $21 million increase in expenses associated with our streamlining initiatives and brand-exiting activities; and

•	a $3 million decrease due to the impact of changes in foreign currency exchange rates in our international businesses.
Impairment of Goodwill and Other Intangible Assets in the second quarter of 2010 was $3 million, primarily within our Partnered Brands segment, principally related to merchandising rights associated with our Liz Claiborne and licensed DKNY® Jeans brands. In the second quarter of 2009, we recorded $1 million of additional purchase price and an increase to goodwill related to our contingent earn-out payment to the former owners of Mac & Jac. Based on economic circumstances and other factors, we concluded that the goodwill recorded as a result of the settlement was impaired and recorded a corresponding impairment charge in our Partnered Brands segment.
Operating loss was ($87) million ((15.2)% of net sales) in the second quarter of 2010 compared to a loss of ($61) million ((9.1%) of net sales) in the second quarter of 2009, including $36 million of expenses associated with our streamlining initiatives and brand-exiting activities in the second quarter of 2010, compared to $14 million in the second quarter of 2009. Adjusted operating loss in the second quarter of 2010 was ($48) million ((8.4)% of net sales) compared to an adjusted operating loss of ($46) million ((6.9%) of net sales) in 2009. The impact of changes in foreign currency exchange rates in our international businesses decreased second quarter operating loss by $3 million.
Other income (expense), net was $22 million in the second quarter of 2010, compared to ($7) million in the second quarter of 2009, primarily reflecting (i) the impact of the partial de-designation of the hedge of our investment in certain euro functional currency subsidiaries, which resulted in the recognition of a foreign currency translation gain of $19 million on our euro-denominated notes within earnings in the second quarter of 2010 compared to a loss of ($7) million in the second quarter of 2009 and (ii) foreign currency transaction gains and losses in the second quarter of 2010 and 2009.
Interest Expense, Net increased $3 million, or 23.2%, to $19 million in the second quarter of 2010 compared to $16 million in the second quarter of 2009, primarily reflecting (i) a $7 million write-off of debt issuance costs in 2010 as a result of a reduction in the size of our revolving credit facility; (ii) increased interest expense related to our Convertible Notes, which were issued in June of 2009; and (iii) decreased interest expense due to reduced levels of outstanding borrowings under our revolving credit facility.
Provision (benefit) for income taxes was a $4 million provision in the second quarter of 2010, compared to an ($8) million benefit in the second quarter of 2009. The income tax provision in the second quarter of 2010 primarily represented increases in deferred tax liabilities for indefinite-lived intangible assets, current tax on operations and an increase in the accrual for uncertain tax positions. The income tax benefit in 2009 consisted principally of (i) a tax benefit of $8 million that offset tax expense recorded in Stockholders’ equity and (ii) tax expense related to additional accruals associated with indefinite-lived intangible assets and uncertain tax positions.
Loss from continuing operations in the second quarter of 2010 was ($87) million, or ($0.92) per share, compared to a loss from continuing operations in the second quarter of 2009 of ($77) million, or ($0.82) per share. Adjusted loss per share from continuing operations in the second quarter of 2010 was ($0.19) compared to adjusted loss per share from continuing operations of ($0.49) in the second quarter of 2009.
Net loss in the second quarter of 2010 was ($87) million, inclusive of income related to discontinued operations, compared to a net loss of ($82) million, inclusive of losses related to discontinued operations of ($6) million, in the second quarter of 2009. Loss per share was ($0.92) in the second quarter of 2010 compared to a loss per share of ($0.87) in the second quarter of 2009.
Balance Sheet and Cash Flow
Inventories decreased $76 million, or 19.8%, to $309 million, compared to the second quarter of 2009, primarily due to: (i) improved inventory turns; (ii) conservative inventory management; (iii) the year-over-year impact of decreased sales across all segments; and (iv) the impact of brands that have been licensed or exited. The impact of changes in foreign currency exchange rates decreased inventories by approximately $6 million, or 1.5% in the second quarter of 2010, compared to the second quarter of 2009.
Accounts receivable decreased $104 million, or 35.2%, in the second quarter of 2010, compared to the second quarter of 2009, primarily due to: (i) improved collection efforts resulting in decreased days sales outstanding; (ii) decreased sales in all of our segments; (iii) the impact of brands that have been licensed or exited; and (iv) the impact of changes in foreign currency exchange rates, which decreased accounts receivable by $5 million.
Cash flow from continuing operating activities for the last twelve months was $150 million, including the receipt of $168 million in net income tax refunds and the refund of $24 million to Li & Fung in the second quarter of 2010, as a result of reduced sourcing due to our licensing agreements with JCPenney and QVC for Liz Claiborne branded products.

Debt outstanding decreased $128 million to $590 million compared to $718 million at the end of the second quarter of 2009, inclusive of a $50 million decrease due to changes in foreign currency exchange rates on our euro-denominated notes.
Segment Highlights
Domestic-Based Direct Brands segment — consists of the specialty retail, outlet, wholesale apparel, wholesale non-apparel (including accessories, jewelry, and handbags), e-commerce and licensing operations of our three domestic retail-based operating segments: Juicy Couture, kate spade and Lucky Brand.
Net sales in our Domestic-Based Direct Brands segment in the second quarter were $240 million, decreasing $11 million, or 4.4%.
Net sales for Juicy Couture were $112 million, a 1.5% increase compared to 2009, primarily driven by increases in wholesale non-apparel, partially offset by decreases in wholesale apparel. Store counts and key operating metrics are as follows:
—	We ended the quarter with 68 specialty stores and 35 outlet stores, reflecting the net addition over the last 12 months of 5 specialty stores and 2 outlet stores;

—	Average retail square footage in the second quarter was approximately 330 thousand square feet, a 2.5% increase compared to 2009;

—	Sales per square foot for comparable stores for the latest twelve months were $823; and

—	Comparable store sales decreased 6.7% in the second quarter.
Net sales for Lucky Brand were $86 million, a 19.4% decrease compared to 2009, primarily driven by decreases in specialty retail, wholesale apparel, wholesale non-apparel and outlet. Store counts and key operating metrics are as follows:
—	We ended the quarter with 190 specialty stores and 40 outlet stores, reflecting the net closure over the last 12 months of 4 specialty stores and 1 outlet store;

—	Average retail square footage in the second quarter was approximately 581 thousand square feet, a 1.2% increase compared to 2009;

—	Sales per square foot for comparable stores for the latest twelve months were $404; and

—	Comparable store sales decreased 20.7% in the second quarter.
Net sales for kate spade were $42 million, a 24.9% increase compared to 2009, primarily driven by increases in specialty retail, e-commerce, wholesale apparel and wholesale non-apparel. Store counts and key operating metrics are as follows:
—	We ended the quarter with 39 specialty stores and 29 outlet stores, reflecting the net closure over the last 12 months of 9 specialty stores;

—	Average retail square footage in the second quarter was approximately 139 thousand square feet, a 9.9% decrease compared to 2009;

—	Sales per square foot for comparable stores for the latest twelve months were $591; and

—	Comparable store sales increased 15.2% in the second quarter.
Domestic-Based Direct Brands segment operating loss in the second quarter was ($13) million ((5.4)% of net sales), compared to an operating loss of ($9) million ((3.6)% of net sales) in 2009. Domestic-Based Direct Brands segment adjusted operating loss in the second quarter was ($6) million ((2.5)% of net sales), compared to an adjusted operating loss of ($7) million ((2.9)% of net sales) in 2009.

International-Based Direct Brands segment — consists of the specialty retail, outlet, concession, wholesale apparel, wholesale non-apparel (including accessories, jewelry and handbags), e-commerce and licensing operations of Mexx, our international retail-based operating segment.
Net sales in our International-Based Direct Brands segment were $163 million, a $26 million, or 13.8%, decrease compared to 2009, primarily driven by decreases in Mexx Europe wholesale and retail and Mexx Canada wholesale, partially offset by increases in Mexx Canada retail. Excluding the impact of changes in foreign currency exchange rates, net sales for Mexx decreased 13.0% compared to last year. Store counts and key operating metrics are as follows:
—
We ended the quarter with 169 specialty stores, 94 outlets and 175 concessions, reflecting the net addition over the last 12 months of 32 specialty stores and the net closure of 57 concessions (inclusive of the conversion of 29 concessions to specialty retail formats) and 5 outlet stores;

—	Average retail square footage in the second quarter was approximately 1.549 million square feet, a 4.5% increase compared to 2009;

—	Sales per square foot for comparable stores for the latest twelve months were $314; and

—	Comparable store sales decreased 8.5% in the second quarter.
International-Based Direct Brands segment operating loss in the second quarter was ($26) million ((16.1)% of net sales), compared to an operating loss of ($33) million ((17.6)% of net sales) in 2009. International-Based Direct Brands segment adjusted operating loss in the second quarter was ($24) million ((15.0)% of net sales), compared to an adjusted operating loss of ($23) million ((11.9)% of net sales) in 2009.
Partnered Brands segment — consists of one operating segment including the wholesale apparel, wholesale non-apparel, specialty retail, outlet, e-commerce and licensing operations of our wholesale-based brands.
Net sales in our Partnered Brands segment decreased $68 million, or 28.8%, in the second quarter to $167 million. The $68 million decrease in net sales in our Partnered Brands segment primarily reflected: (i) a $33 million decrease in our Liz Claiborne family of brands resulting from the transition to the licensing models under the JCPenney and QVC arrangements; and (ii) decreases in our licensed DKNY® Jeans and DKNY® Active businesses and our Liz Claiborne outlet stores. Store counts and key operating metrics are as follows:
—	We ended the quarter with 87 Liz Claiborne US outlet stores, reflecting the net closure over the last 12 months of 6 outlet stores;

—	Average retail square footage of Liz Claiborne US outlet stores in the second quarter was approximately 840 thousand square feet, a 3% decrease compared to 2009;

—	Sales per square foot for comparable US outlet stores for the latest twelve months were $112; and

—	Comparable US outlet store sales decreased 20.2% in the second quarter.
Partnered Brands segment operating loss in the second quarter was ($47) million ((28.3)% of net sales), compared to an operating loss of ($19) million ((8.1)% of net sales) in 2009. Partnered Brands segment adjusted operating loss in the second quarter was ($18) million ((10.5)% of net sales), compared to an adjusted operating loss of ($16) million ((7.0)% of net sales) in 2009.

About Liz Claiborne Inc.
Liz Claiborne Inc. designs and markets a global portfolio of retail-based premium brands including Juicy Couture, kate spade, Lucky Brand and Mexx. The Company also has a refined group of department store-based brands with strong consumer franchises including the Monet family of brands, Kensie, Kensiegirl, Mac & Jac, and the licensed DKNY® Jeans and DKNY® Active brands. The Dana Buchman and Axcess brands are sold at Kohl’s, and beginning in Fall 2010, the Liz Claiborne and Claiborne brands will be available at JCPenney and the Liz Claiborne New York brand designed by Isaac Mizrahi will be available at QVC and internationally. Visit www.lizclaiborneinc.com for more information.
Liz Claiborne Inc. Forward-Looking Statement
Statements contained herein that relate to the Company’s future performance, financial condition, liquidity or business or any future event or action are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast” or “currently envisions” and similar phrases. Such statements are based on current expectations only, are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some risks and uncertainties involve factors beyond the Company’s control. Among the risks and uncertainties are the following: our ability to continue to have the liquidity necessary, through cash flows from operations and availability under our amended and restated revolving credit facility, which may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the other covenants included in, our amended and restated revolving credit facility and the borrowing base requirement in our amended and restated revolving credit facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible accounts receivable and inventory; the minimum availability covenant in our amended and restated revolving credit facility that requires us to maintain availability in excess of an agreed upon level and whether holders of our Convertible Notes issued in June 2009 will, if and when such notes are convertible, elect to convert a substantial portion of such notes, the par value of which we must currently settle in cash; general economic conditions in the United States, Europe and other parts of the world; levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; continued restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; changes in the cost of raw materials, labor, advertising and transportation; our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers; our ability to successfully implement our long-term strategic plans; our ability to effect a turnaround of our MEXX Europe business; our ability to successfully re-launch our Lucky Brand product offering; our ability to respond to constantly changing consumer demands and tastes and fashion trends, across multiple product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees, both union and non-union; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines or enter new markets or product categories, and risks related to such new lines, markets or categories; risks associated with the implementation of the licensing arrangements with J.C. Penney Corporation, Inc. and J.C. Penney Company, Inc. and with QVC, Inc., including, without limitation, our ability to efficiently change our operational model and infrastructure as a result of such licensing arrangements, our ability to continue a good working relationship with these licensees and possible changes in our other brand relationships or relationships with other retailers as a result; our ability to complete the closure of our Liz Claiborne branded outlet operations on terms satisfactory to us and the adverse effect such closure may have on our results of operations and cash flow; the outcome of current and future litigations and other proceedings in which we are involved, which may have a material adverse effect on our results of operations and cash flows; the impact of the highly competitive nature of the markets within which we operate, both within the US and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our agreement with Li & Fung Limited, which results in a single foreign buying/sourcing agent for a significant portion of our products; a variety of legal, regulatory, political and economic risks, including risks related to the importation and exportation of product to which our international operations are subject; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products but political activity seeking to re-impose quota has been initiated or threatened; our exposure to domestic and foreign currency fluctuations; limitations on our ability to utilize all or a portion of our US deferred tax assets if we experience an “ownership change”; and such other factors as are set forth in the Company’s 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission; the Company’s Quarterly Report on Form 10-Q for the period ended April 3, 2010; and Company’s Quarterly Report on Form 10-Q for the period ended July 3, 2010, in the section in each report entitled “Risk Factors”. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except per common share data)

	Three Months Ended		Three Months Ended
	July 3, 2010	% of	July 4, 2009	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
Net Sales	$569,840	100.0%	$674,588	100.0%
Cost of goods sold	287,531	50.5%	353,533	52.4%

Gross Profit	282,309	49.5%	321,055	47.6%
Selling, general & administrative expenses	366,265	64.3%	381,566	56.6%
Goodwill impairment	—	—	887	0.1%
Impairment of other intangible assets	2,594	0.5%	—	—

Operating Loss	(86,550)	(15.2)%	(61,398)	(9.1)%
Other income (expense), net	22,008	3.9%	(7,287)	(1.1)%
Interest expense, net	(19,100)	(3.4)%	(15,570)	(2.3)%

Loss Before Provision (Benefit) for Income Taxes	(83,642)	(14.7)%	(84,255)	(12.5)%
Provision (benefit) for income taxes	3,783	0.7%	(7,711)	(1.1)%

Loss from Continuing Operations	(87,425)	(15.3)%	(76,544)	(11.3)%
Discontinued operations, net of income taxes	226		(5,576)

Net Loss	(87,199)		(82,120)
Net loss attributable to the noncontrolling interest	(355)		(14)

Net Loss Attributable to Liz Claiborne, Inc.	$(86,844)		$(82,106)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(0.92)		$(0.82)

Net Loss Attributable to Liz Claiborne, Inc.	$(0.92)		$(0.87)

Weighted Average Shares, Basic and Diluted (1)	94,243		93,885

(1)
Because the Company incurred a loss from continuing operations for the three months ended July 3, 2010 and July 4, 2009, all potentially dilutive shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except per common share data)

	Six Months Ended		Six Months Ended
	July 3, 2010	% of	July 4, 2009	% of
	(26 Weeks)	Sales	(26 Weeks)	Sales
Net Sales	$1,178,318	100.0%	$1,449,889	100.0%
Cost of goods sold	613,788	52.1%	781,843	53.9%

Gross Profit	564,530	47.9%	668,046	46.1%
Selling, general & administrative expenses	714,530	60.6%	803,022	55.4%
Goodwill impairment	—	—	2,785	0.2%
Impairment of other intangible assets	2,594	0.2%	—	—

Operating Loss	(152,594)	(13.0)%	(137,761)	(9.5)%
Other income (expense), net	41,801	3.5%	(1,374)	(0.1)%
Interest expense, net	(34,552)	(2.9)%	(29,452)	(2.0)%

Loss Before Provision (Benefit) for Income Taxes	(145,345)	(12.3)%	(168,587)	(11.6)%
Provision (benefit) for income taxes	5,367	0.5%	(6,451)	(0.4)%

Loss from Continuing Operations	(150,712)	(12.8)%	(162,136)	(11.2)%
Discontinued operations, net of income taxes	(8,525)		(11,732)

Net Loss	(159,237)		(173,868)
Net loss attributable to the noncontrolling interest	(613)		(383)

Net Loss Attributable to Liz Claiborne, Inc.	$(158,624)		$(173,485)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(1.59)		$(1.72)

Net Loss Attributable to Liz Claiborne, Inc.	$(1.68)		$(1.85)

Weighted Average Shares, Basic and Diluted (1)	94,207		93,828

(1)
Because the Company incurred a loss from continuing operations for the six months ended July 3, 2010 and July 4, 2009, all potentially dilutive shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.
CONSOLIDATED BALANCE SHEETS
(All amounts in thousands)

	July 3, 2010	July 4, 2009
Assets
Current Assets:
Cash and cash equivalents	$21,477	$52,910
Accounts receivable - trade, net	192,209	296,653
Inventories, net	308,928	385,134
Other current assets	110,948	129,130
Assets held for sale	15,070	16,649

Total current assets	648,632	880,476

Property and Equipment, Net	386,908	510,164
Intangibles, Net	224,809	250,425
Other Assets	47,557	36,987

Total Assets	$1,307,906	$1,678,052

Liabilities and Stockholders’ Equity
Current Liabilities:
Short-term borrowings	$67,127	$139,264
Convertible Senior Notes	72,793	—
Other current liabilities	415,187	419,424

Total current liabilities	555,107	558,688

Long-Term Debt	449,704	578,363
Other Non-Current Liabilities	225,494	198,312
Stockholders’ Equity	77,601	342,689

Total Liabilities and Stockholders’ Equity	$1,307,906	$1,678,052

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in thousands)

	Six Months Ended
	July 3, 2010	July 4, 2009
	(26 Weeks)	(26 weeks)
Cash Flows from Operating Activities:
Net loss	$(159,237)	$(173,868)
Adjustments to arrive at loss from continuing operations	8,525	11,732

Loss from continuing operations	(150,712)	(162,136)

Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	76,749	79,114
Impairment of goodwill and other intangible assets	2,594	2,785
Loss on asset disposals and impairments, including streamlining initiatives	16,217	11,102
Share-based compensation	3,591	4,423
Foreign currency gains, net	(39,463)	—
Other, net	(630)	137
Changes in assets and liabilities:
Decrease in accounts receivable – trade, net	60,629	47,108
Decrease in inventories, net	3,891	76,542
(Increase) decrease in other current and non-current assets	(9,118)	3,199
Increase (decrease) in accounts payable	9,235	(40,472)
(Decrease) increase in accrued expenses and other non-current liabilities	(72,930)	19,439
Net change in income tax assets and liabilities	166,941	97,838
Net cash provided by (used in) operating activities of discontinued operations	70	(10,897)

Net cash provided by operating activities	67,064	128,182

Cash Flows from Investing Activities:
Purchases of property and equipment	(28,611)	(35,131)
Payments for purchases of businesses	(5,000)	(8,755)
Payments for in-store merchandise shops	(813)	(4,978)
Investments in and advances to equity investee	(4,033)	—
Other, net	(244)	(721)
Net cash used in investing activities of discontinued operations	(6,099)	(478)

Net cash used in investing activities	(44,800)	(50,063)

Cash Flows from Financing Activities:
Short-term borrowings, net	(6,608)	(97,810)
Proceeds from borrowings on revolving credit agreement	159,447	—
Repayment of borrowings on revolving credit agreement	(153,961)	—
Proceeds from issuance of Convertible Senior Notes	—	90,000
Principal payments under capital lease obligations	(3,627)	(2,148)
Payment of deferred financing fees	(12,827)	(37,182)

Net cash used in financing activities	(17,576)	(47,140)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(3,583)	(3,500)

Net Change in Cash and Cash Equivalents	1,105	27,479
Cash and Cash Equivalents at Beginning of Period	20,372	25,431

Cash and Cash Equivalents at End of Period	$21,477	$52,910

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All amounts in thousands)

	Three Months Ended		Three Months Ended
	July 3, 2010	% to	July 4, 2009	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
Domestic-Based Direct Brands	$239,911	42.1%	$250,863	37.2%
International-Based Direct Brands	162,541	28.5%	188,555	27.9%
Partnered Brands	167,388	29.4%	235,170	34.9%

Total Net Sales	$569,840	100.0%	$674,588	100.0%

	Three Months Ended		Three Months Ended
	July 3, 2010	% of	July 4, 2009	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING LOSS (a):
Domestic-Based Direct Brands	$(13,051)	(5.4)%	$(9,131)	(3.6)%
International-Based Direct Brands	(26,170)	(16.1)%	(33,113)	(17.6)%
Partnered Brands	(47,329)	(28.3)%	(19,154)	(8.1)%

Total Operating Loss	$(86,550)	(15.2)%	$(61,398)	(9.1)%

	Three Months Ended		Three Months Ended
	July 3, 2010	% to	July 4, 2009	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
Domestic	$373,096	65.5%	$455,832	67.6%
International	196,744	34.5%	218,756	32.4%

Total Net Sales	$569,840	100.0%	$674,588	100.0%

	Three Months Ended		Three Months Ended
	July 3, 2010	% of	July 4, 2009	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING LOSS:
Domestic	$(57,108)	(15.3)%	$(21,285)	(4.7)%
International	(29,442)	(15.0)%	(40,113)	(18.3)%

Total Operating Loss	$(86,550)	(15.2)%	$(61,398)	(9.1)%

(a)
Operating loss includes charges related to streamlining initiatives and brand-exiting activities and impairment of goodwill and other intangible assets. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information — Segment Reporting” for further information.

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All amounts in thousands)

	Six Months Ended		Six Months Ended
	July 3, 2010	% to	July 4, 2009	% to
	(26 Weeks)	Total	(26 weeks)	Total
NET SALES:
Domestic-Based Direct Brands	$482,772	41.0%	$510,399	35.2%
International-Based Direct Brands	343,703	29.2%	397,096	27.4%
Partnered Brands	351,843	29.8%	542,394	37.4%

Total Net Sales	$1,178,318	100.0%	$1,449,889	100.0%

	Six Months Ended		Six Months Ended
	July 3, 2010	% of	July 4, 2009	% of
	(26 Weeks)	Sales	(26 weeks)	Sales
OPERATING LOSS (a):
Domestic-Based Direct Brands	$(23,024)	(4.8)%	$(30,294)	(5.9)%
International-Based Direct Brands	(55,633)	(16.2)%	(50,304)	(12.7)%
Partnered Brands	(73,937)	(21.0)%	(57,163)	(10.5)%

Total Operating Loss	$(152,594)	(13.0)%	$(137,761)	(9.5)%

	Six Months Ended		Six Months Ended
	July 3, 2010	% to	July 4, 2009	% to
	(26 Weeks)	Total	(26 weeks)	Total
NET SALES:
Domestic	$769,927	65.3%	$985,587	68.0%
International	408,391	34.7%	464,302	32.0%

Total Net Sales	$1,178,318	100.0%	$1,449,889	100.0%

	Six Months Ended		Six Months Ended
	July 3, 2010	% of	July 4, 2009	% of
	(26 Weeks)	Sales	(26 weeks)	Sales
OPERATING LOSS:
Domestic	$(91,254)	(11.9)%	$(71,507)	(7.3)%
International	(61,340)	(15.0)%	(66,254)	(14.3)%

Total Operating Loss	$(152,594)	(13.0)%	$(137,761)	(9.5)%

(a)
Operating loss includes charges related to streamlining initiatives and brand-exiting activities and impairment of goodwill and other intangible assets. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information — Segment Reporting” for further information.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(All amounts in thousands, except per common share data)
(Unaudited)
The following tables provide reconciliations of (i) Loss from Continuing Operations Attributable to Liz Claiborne, Inc. to Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc.(a) and (ii) Operating Loss to Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc.(a)

	Three Months Ended		Six Months Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
	(13 Weeks)	(13 Weeks)	(26 Weeks)	(26 Weeks)
Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(87,070)	$(76,530)	$(150,099)	$(161,753)
Streamlining initiatives and brand-exiting activities (b)(c)	35,959	14,241	50,053	46,779
Impairment of goodwill and other intangible assets	2,594	887	2,594	2,785
Interest expense (d)	6,925	—	6,925	—
Benefit for income taxes	24,072	15,127	37,081	32,503

Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc.(a)	$(17,520)	$(46,275)	$(53,446)	$(79,686)

Operating Loss	$(86,550)	$(61,398)	$(152,594)	$(137,761)
Streamlining initiatives and brand-exiting activities (b)(c)	35,959	14,241	50,053	46,779
Impairment of goodwill and other intangible assets	2,594	887	2,594	2,785

Adjusted Operating Loss (a)	(47,997)	(46,270)	(99,947)	(88,197)

Adjusted interest expense, net (e)	(12,175)	(15,570)	(27,627)	(29,452)
Other income (expense), net	22,008	(7,287)	41,801	(1,374)
Net loss attributable to the noncontrolling interest	(355)	(14)	(613)	(383)
Benefit for income taxes	(20,289)	(22,838)	(31,714)	(38,954)

Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc.(a)	$(17,520)	$(46,275)	$(53,446)	$(79,686)

Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations Attributable to Liz Claiborne, Inc. (f)	$(0.19)	$(0.49)	$(0.57)	$(0.85)

(a)
Adjusted Operating Loss excludes streamlining initiatives and brand-exiting activities and impairment of goodwill and other intangible assets. In addition to those items, Adjusted Loss from Continuing Operations Attributable to Liz Claiborne, Inc. and Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations Attributable to Liz Claiborne, Inc. exclude non-cash write-offs of debt issuance costs.

(b)	During the three and six months ended July 3, 2010 and July 4, 2009, the Company recorded expenses related to its streamlining initiatives and brand-exiting activities as follows:

	Three Months Ended		Six Months Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
	(13 Weeks)	(13 Weeks)	(26 Weeks)	(26 Weeks)
Payroll, contract termination costs, asset write-downs and other costs	$33,232	$13,839	$46,832	$47,180
Store closure and other brand-exiting activities	2,727	402	3,221	(401)

	$35,959	$14,241	$50,053	$46,779

(c)	Excludes a non-cash impairment charge of $386 primarily related to Liz Claiborne merchandising rights for the three and six months ended July 3, 2010.

(d)	Represents a non-cash write-off of debt issuance costs associated with the amended and restated revolving credit facility for the three and six months ended July 3, 2010.

(e)	Excludes a non-cash write-off of debt issuance costs associated with the amended and restated revolving credit facility for the three and six months ended July 3, 2010.

(f)
As the Company incurred an adjusted loss from continuing operations attributable to Liz Claiborne, Inc. for the three and six months ended July 3, 2010 and July 4, 2009, all potentially dilutive shares are antidilutive. As such, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following tables provide a reconciliation of Operating Loss to Adjusted Operating Loss, which excludes Streamlining Initiatives and Brand-Exiting Activities and Impairment of Goodwill and Other Intangible Assets.

	Three Months Ended
	July 3, 2010 (13 Weeks)
	Domestic-Based	International-Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$239,911	$162,541	$167,388	$569,840

Operating Loss:
As Reported	$(13,051)	$(26,170)	$(47,329)	$(86,550)
Streamlining Initiatives and Brand-Exiting Activities	6,791	1,708	27,460	35,959
Impairment of Other Intangible Assets	339	—	2,255	2,594

Adjusted Operating Loss	$(5,921)	$(24,462)	$(17,614)	$(47,997)

% of Net Sales	(2.5)%	(15.0)%	(10.5)%	(8.4)%

	Three Months Ended
	July 4, 2009 (13 Weeks)
	Domestic-Based	International-Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$250,863	$188,555	$235,170	$674,588

Operating Loss:
As Reported	$(9,131)	$(33,113)	$(19,154)	$(61,398)
Streamlining Initiatives and Brand-Exiting Activities	1,849	10,597	1,795	14,241
Goodwill Impairment	—	—	887	887

Adjusted Operating Loss	$(7,282)	$(22,516)	$(16,472)	$(46,270)

% of Net Sales	(2.9)%	(11.9)%	(7.0)%	(6.9)%

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following tables provide a reconciliation of Operating Loss to Adjusted Operating Loss, which excludes Streamlining Initiatives and Brand-Exiting Activities and Impairment of Goodwill and Other Intangible Assets.

	Six Months Ended
	July 3, 2010 (26 Weeks)
	Domestic-Based	International-Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$482,772	$343,703	$351,843	$1,178,318

Operating Loss:
As Reported	$(23,024)	$(55,633)	$(73,937)	$(152,594)
Streamlining Initiatives and Brand-Exiting Activities	11,679	3,227	35,147	50,053
Impairment of Other Intangible Assets	339	—	2,255	2,594

Adjusted Operating Loss	$(11,006)	$(52,406)	$(36,535)	$(99,947)

% of Net Sales	(2.3)%	(15.2)%	(10.4)%	(8.5)%

	Six Months Ended
	July 4, 2009 (26 Weeks)
	Domestic-Based	International-Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$510,399	$397,096	$542,394	$1,449,889

Operating Loss:
As Reported	$(30,294)	$(50,304)	$(57,163)	$(137,761)
Streamlining Initiatives and Brand-Exiting Activities	12,137	14,423	20,219	46,779
Goodwill Impairment	—	—	2,785	2,785

Adjusted Operating Loss	$(18,157)	$(35,881)	$(34,159)	$(88,197)

% of Net Sales	(3.6)%	(9.0)%	(6.3)%	(6.1)%

LIZ CLAIBORNE INC.
AVAILABILITY UNDER REVOLVING CREDIT FACILITY
(In thousands)

July 3, 2010
Total Revolving Credit Facility Size (a)	$350,000

Borrowing Base (a)	$288,438
Outstanding Borrowings	63,036
Letters of Credit Issued	30,262

Available Capacity	$195,140

Excess Capacity (b)	$150,140

(a)	Availability under the revolving credit facility is the lesser $350 million or a borrowing base comprised primarily of eligible accounts receivable and inventory.

(b)	Excess capacity represents available capacity reduced by the minimum required aggregate borrowing availability of $45.0 million.